Exhibit 99.1

Motorsport Games Reports First Quarter 2025 Financial Results

MIAMI, Florida – May 9, 2025 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “the Company”) today reported financial results for its first quarter ended March 31, 2025. The Company has also posted the first quarter 2025 earnings slides highlighting key milestones that occurred during and subsequent to the period, which are accessible on the Company’s investor relations website.

“Following our recently announced closing of a $2.5 million private placement, led by virtual reality company Pimax, along with increased revenue from our Le Mans Ultimate racing title, we are confident that the business is showcasing an improved outlook,” commented Stephen Hood, President and Chief Executive Officer of Motorsport Games.

Hood continued, “With the immediate future secure, the business is undertaking efforts to create opportunities for growth within our existing portfolio of games but to also look for exciting new product opportunities that can benefit from the investment made into our technology, as showcased with the successful Le Mans Ultimate simulation game”

“Looking ahead, Q2 2025 is likely to be a busy period for our Le Mans Ultimate game with a significant update planned for June 10th featuring new game features and the release of the final 2024 season content pack with more exciting news for the game set to be released in the near future.”

First Quarter 2025 and Subsequent Business Update

●	Net income attributable to Motorsport Games Inc. of $1.0 million in Q1 2025 compared to a net loss of $1.7 million in Q1 2024, an improvement of $2.7 million.
●	Net income attributable to Class A common stock was $0.33 per share in Q1 2025, compared to a net loss per share of $0.61 in Q1 2024.
●	Released update for Le Mans Ultimate in February 2025 that included the addition of three more LMGT3 category cars along with significant quality of life improvements.
●	Raised $2.5 million in gross proceeds from a private placement of the Company’s Class A common stock and issuance of a pre-funded warrant, which closed on April 11, 2025.

Select Financial Highlights for the Three Months Ended March 31, 2025

Revenue for the first quarter of 2025 was approximately $1.8 million compared to approximately $3.0 million for the same period in the prior year, a decrease of approximately $1.3 million, or 41.9%. Gross profit was $1.3 million compared to $2.4 million for the same period in the prior year, a decrease of $1.1 million, while gross profit margin decreased to 73.5% from 78.0%.

Net income for the first quarter of 2025 was $1.0 million, compared to a net loss of $1.7 million for the same period in the prior year, an improvement of $2.7 million. The increase in net income is driven by an increase in other operating income of $0.5 million, which represents the amount to be reimbursed to the Company for legal fees pursuant to the Innovate Settlement Agreement entered on March 27, 2025, a $1.7 million reduction in total operating expenses primarily related to headcount reductions in Q4 2024 and a $0.2 million gain from the Settlement Agreement entered into with Luminis on February 20, 2025. Net income attributable to Class A common stock was $0.33 per share for the first quarter of 2025, compared to a net loss of $0.61 for the same period in the prior year.

Adjusted EBITDA(1) for the first quarter of 2025 was $0.6 million, compared to an Adjusted EBITDA loss(1) of $1.0 million for the same period in the prior year. The improvement in Adjusted EBITDA of $1.6 million was primarily due to the same factors driving the previously discussed change in net income for the first quarter of 2025 when compared to the same period in the prior year, as well as a decrease in stock-based compensation compared to the prior year period.

The following table provides a reconciliation from net income (loss) to Adjusted EBITDA(1) for the first quarter of 2025 and 2024, respectively:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Net income (loss)	$1,022,613	$(1,683,398)
Interest expense, net	13,010	30,882
Depreciation and amortization (1)	252,057	601,946
EBITDA	1,287,680	(1,050,570)
Gain from settlement of purchase commitment liabilities	(175,460)	-
Gain from Settlement Agreement	(500,000)	-
Stock-based compensation	-	68,191
Adjusted EBITDA	$612,220	$(982,379)

(1)	Includes $233,931 and $528,222 of amortization expenses included in cost of revenues for the three months ended March 31, 2025 and 2024, respectively.

Cash Flow and Liquidity

As of March 31, 2025, the Company had cash and cash equivalents of approximately $1.1 million, which increased to $3.1 million as of April 30, 2025. The increase in cash and cash equivalents was primarily due to $2.35 million in net proceeds from a private placement of the Company’s Class A common stock and issuance of a pre-funded warrant, which closed on April 11, 2025. During the three months ended March 31, 2025, the Company generated an average positive cash flow from operations of approximately $0.1 million per month, and while it has taken, and continues to take measures to reduce its costs, the Company expects to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles.

The Company’s future liquidity and capital requirements include funds to support the planned costs to operate its business, including amounts required to fund working capital, support the development and introduction of new products, maintain existing titles, and certain capital expenditures.

In order to address its liquidity shortfall, the Company continues to explore several options, including, but not limited to: i) additional funding in the form of potential equity and/or debt financing arrangements or similar transactions (collectively, “Capital Financing”); ii) other strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets; and iii) cost reduction and restructuring initiatives, each of which is described more fully below.

On October 3, 2024, the Company implemented additional measures intended to continue to bring down its year-over-year operating expense through a reduction of the Company’s workforce primarily in the United States and the United Kingdom by approximately 23 employees and contractors. The workforce reduction impacted approximately 23 individuals or 38% of the Company’s employees worldwide. The Company recorded a restructuring charge related to the workforce reduction, primarily consisting of severance and redundancy costs of approximately $0.2 million. The Company recognized and paid out the majority of the restructuring charge in the fourth quarter of fiscal year 2024.

On July 29, 2024, the Company completed a registered direct offering of shares of common stock and pre-funded warrants to purchase shares of common stock and concurrent private placement of warrants to purchase shares of common stock with H.C. Wainwright & Co., LLC acting as the exclusive placement agent, which offerings raised approximately $1.0 million in gross proceeds before deducting the placement agent’s fees and other offering expenses. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

On April 11, 2025, the Company entered into a securities purchase agreement with several institutional and accredited investors for the issuance and sale in a private placement (the “Private Placement”) of the following securities for aggregate gross proceeds of approximately $2.5 million: (i) 1,894,892 shares of the Company’s Class A common stock, par value $0.0001 (the “Class A Common Stock”) and (ii) a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 377,836 shares of Class A Common Stock at an exercise price of $0.0001 per share. The purchase price for one share of Class A Common Stock was $1.10 and the purchase price for one pre-funded warrant was $1.0999 per share, representing a premium of approximately 33% to the closing price of the Company’s Class A common stock as of April 10, 2025. The Company received net proceeds of approximately $2.35 million from the Private Placement, after deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement primarily for working capital and general corporate expenses and other strategic initiatives approved by the Company’s board of directors.

Due to the continuing uncertainty surrounding the Company’s ability to raise funding in the form of potential Capital Financing, and in light of its liquidity position and anticipated future funding requirements, the Company continues to explore other strategic alternatives and potential options for its business, including, but not limited to, the sale or licensing of certain of the Company’s assets in addition to the past sales of its NASCAR License and Traxion.

If any such additional strategic alternative is executed, it is expected it would help to improve the Company’s working capital position and reduce overhead expenditures, thereby lowering the Company’s expected future cash-burn, and provide some short-term liquidity relief. Nonetheless, even if the Company is successful in implementing one or more additional strategic alternatives, the Company will continue to require additional funding and/or further cost reduction measures in order to continue operations, which includes further restructuring of its business and operations. There are no assurances that the Company will be successful in implementing any additional strategic plans for the sale or licensing of its assets, or any other strategic alternative, which may be subject to the satisfaction of conditions beyond the Company’s control.

As the Company continues to address its liquidity constraints, the Company may need to make further adjustments to its product roadmap in order to reduce operating cash burn. Additionally, the Company continues to seek to improve its liquidity through maintaining and enhancing cost control initiatives. The Company plans to continue evaluating the structure of its business for additional changes in order to improve both its near-term and long-term liquidity position, as well as create a healthy and sustainable Company from which to operate.

There can be no assurance that the Company would be able to take any of the actions referred to above because of a variety of commercial or market factors, including, without limitation, market conditions being unfavorable for an equity or debt issuance or similar transactions, loans not being available from third parties, or that the transactions may not be permitted under the terms of the Company’s various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its capital requirements if the actions that the Company is able to consummate do not generate a sufficient amount of additional capital.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of the Non-GAAP Measure to net income (loss), its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net income (loss) plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) impairment of intangible assets; (iii) loss contingency expense; and (iv) stock-based compensation expenses.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, May 9, 2025, to discuss its financial results. The live conference call can be accessed by dialing 1-800-267-6316 or 1-203-518-9783 and using Conference ID “MOTOR”. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate in Early Access. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning (i) our confidence that the Company is showcasing an improved outlook; (ii) our efforts to create opportunities for growth within our current portfolio of games and new product opportunities that can benefit from the investment made in our technology; (iii) the significant update planned for our Le Mans Ultimate game featuring new game features, the release of the final 2024 content pack and more exciting news for the game set to be released in the near future; (iv) not having sufficient cash on hand to fund operations over the next year and additional funding being required in order to continue operations; (v) obtaining additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; (vi) entering into strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets in addition to past sales of its NASCAR license and Traxion; and (vii) the Company’s ability to improve its liquidity through further cost reduction and restructuring initiatives.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, including delays in the release of new game features and the release of the final 2024 season content pack, failure to improve the Company’s long-term funding needs in order to produce the great game experiences it has proved it can offer under its new business structure, decreased sales of the Company’s products due to the disposition of key assets, further changes in the Company’s product roadmap, the Company’s inability to deliver new products and/or new content or features for existing products, and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs, the Company’s inability to establish partnerships with additional service providers to come onboard to the Company’s ecosystem and, in addition to the factors set forth in (ii) through (vi) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under any cost reduction and restructuring initiatives; (v) difficulties and/or delays in resolving the Company’s liquidity and capital requirements due to reasons including, without limitation, difficulties in securing funding that is on commercially acceptable terms to the Company or at all, such as the Company’s inability to complete in whole or in part any potential debt and/or equity financing transactions or similar transactions, any inability to achieve cost reductions, including, without limitation, those which the Company expects to achieve through any cost reduction and restructuring initiatives, as well as any inability to consummate one or more strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets, and/or less than expected benefits resulting from any such strategic alternative; and/or (vi) difficulties, delays or the Company’s inability to successfully complete any cost reduction and restructuring initiatives, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing any cost reduction and restructuring initiatives, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from any cost reduction and restructuring initiatives and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions.

Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (ii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition; (vi) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (vii) the Company’s inability to protect its intellectual property; and/or (vii) local, industry and general business and economic conditions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, its Quarterly Reports on Form 10-Q filed with the SEC during 2025, as well as in its subsequent filings with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Revenues	$1,758,453	$3,029,036
Cost of revenues	465,386	666,627
Gross profit	1,293,067	2,362,409

Operating expenses:
Sales and marketing	97,701	250,386
Development	601,953	1,063,357
General and administrative [1]	1,168,482	2,190,266
Depreciation and amortization	18,126	73,724
Total operating expenses	1,886,262	3,577,733
Other operating income	500,000	-
Loss from operations	(93,195)	(1,215,324)
Interest expense	(13,010)	(30,882)
Other income (expense), net	1,128,818	(437,192)
Net income (loss)	1,022,613	(1,683,398)
Less: Net loss attributable to non-controlling interest	(18,445)	(18,442)
Net income (loss) attributable to Motorsport Games Inc.	$1,041,058	$(1,664,956)

Net income (loss) per Class A common share attributable to Motorsport Games Inc.:
Basic and diluted	$0.33	$(0.61)
Weighted-average shares of Class A common stock outstanding:
Basic and diluted	3,183,558	2,722,728

[1]	Includes related party expenses of $37,500 and $81,217 for the three months ended March 31, 2025 and 2024, respectively.